Exhibit 99.1

NEWS For Immediate Release

Editorial Contact: Joe Horine

614-726-4775

joe.horine@quest.com

QUEST SOFTWARE PROVIDES UPDATE ON NASDAQ LISTING MATTERS

ALISO VIEJO, Calif., January 9, 2008 – Quest Software, Inc. (Nasdaq: QSFT) today announced that, following the filing on December 31, 2007 of its Quarterly Reports on Form 10-Q for the first three quarterly periods of 2007, it received a letter from the Board of Directors of The Nasdaq Stock Market confirming the Nasdaq staff’s determination that Quest has regained compliance with the periodic reporting requirement contained in Nasdaq’s Marketplace Rule 4310(c)(14). The Nasdaq Board also remanded to the Listing Qualifications Panel for further consideration Quest’s failure to hold its annual shareholders’ meetings in 2006 and 2007 and to solicit proxies from its shareholders, as required by Marketplace Rules 4350(e) and 4350(g).

On January 7, 2008, Quest received a Nasdaq Staff Determination Letter relating to Quest’s non-compliance with Marketplace Rules 4350(e) and 4350(g). Quest did not hold annual meetings of shareholders in 2006 or 2007 because it was unable to engage in proxy solicitation activity until such time as it completed its accounting restatement. Since Quest’s annual report for the year ended December 31, 2007 must accompany any solicitation of proxies for an annual meeting of shareholders, Quest intends to call and hold an annual meeting of shareholders and to solicit proxies for such meeting as soon as practicable after its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 has been filed with the Securities and Exchange Commission.

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and Windows infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 50,000 customers worldwide meet higher expectations for enterprise IT. Quest Software can be found in offices around the globe and at www.quest.com.

Forward Looking Statements

This release includes information concerning Quest’s Nasdaq listing status that might be considered forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, including Quest’s ability to complete and timely file its Annual Report for the year ended December 31, 2007 and to solicit proxies for an annual meeting of shareholders within the timeframes necessary to prevent delisting on the NASDAQ Global Select Market.

For a discussion of these and other risks, please refer to Quest’s SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for subsequent periods, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Quest undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.